Deirdre Hykal EVP, General Counsel Product & Distribution Law 730 Third Avenue, 6th Floor New York, New York 10017 212-916-4994

April 28, 2026

Board of Trustees of

Teachers Insurance and Annuity Association of America

730 Third Avenue, 6th Floor

New York, New York 10017

RE: Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 (333-292531) to be effective on or by May 1, 2026, for the TIAA Investment Horizon Annuity

Ladies and Gentlemen:

This opinion is furnished in connection with the filing on Form N-4 (the “Registration Statement”) of Teachers Insurance and Annuity Association of America (“TIAA”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended for certain individual flexible premium modified guaranteed annuity contracts (collectively, the “Contracts”) issued by TIAA and marketed as the TIAA Investment Horizon Annuity (“IHA”)

I have examined, or persons on my staff or the Corporate Secretary’s office have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.	TIAA is a life insurance company duly organized and validly existing under the laws of the State of New York.

2.

IHA is associated with TIAA Separate Account MVA-1, which is a “separate account” of TIAA within the meaning of Section 4240 of the New York Insurance Law, duly established by a resolution of TIAA’s Board of Trustees and validly existing under the laws of the State of New York.

3.

To the extent New York state law governs, the Contracts have been duly authorized by TIAA and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect (including New York insurance company insolvency laws) and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Internal Use Only (I)

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Sincerely,

/s/Deirdre Hykal

Deirdre Hykal

Internal Use Only (I)